EX-34.11
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KPMG LLP
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Report of Independent Registered Public Accounting Firm


The Board of Directors
The Corporate Trust Services division of Wells Fargo Bank, National Association:


We have examined the management's assessment, included in the accompanying Assessment of Compliance with the Applicable Servicing Criteria, that the Corporate Trust Services division of Wells Fargo Bank, National Association (the "Company") complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's Regulation AB for commercial mortgage-backed securities ("CMBS") transactions backed by pools of commercial mortgage loans and/or backed by CMBS for which the Company provides trustee, securities administration and/or paying agent services and where some or all of the offered securities for such CMBS transactions were either (a) publicly-issued pursuant to a registration statement delivered under the Securities Act of 1933, or (b) privately-issued pursuant to an exemption from registration where the Company has an obligation under the transaction agreements to deliver an assessment of compliance with the applicable servicing criteria under Item 1122(d) of Regulation AB; provided however that, the platform excludes any transactions (i) where the offered securities were issued, sponsored or guaranteed by any agency or instrumentality of the U.S. government or any government sponsored entity, and (ii) where the offered securities were issued pursuant to a transaction that closed prior to January 1, 2006 and for which the Company outsources all material servicing activities (as defined by Regulation AB) (the "CMBS Platform") to the extent required in the related transaction agreements, in regards to the activities performed by the Company, except for the following servicing criteria: 1122(d)(4)(ii), 1122(d)(4)(iv), 1122(d)(4)(v), 1122(d)(4)(vi), 1122(d)(4)(vii),
1122(d)(4)(viii), 1122(d)(4)(ix), 1122(d)(4)(x), 1122(d)(4)(xi),
1122(d)(4)(xii), 1122(d)(4)(xiii) and 1122(d)(4)(xiv), which management has determined are not applicable to the activities the Company performed with respect to the CMBS Platform as of and for the twelve months ended December 31, 2013 (the "Applicable Servicing Criteria"). With respect to applicable servicing criteria 1122(d)(2)(iii) and 1122(d)(4)(iii), management has determined that there were no activities performed during the twelve months ended December 31, 2013 with respect to the Platform, because there were no occurrences of events that would require the Company to perform such activities. Appendix A to the Assessment of Compliance with the Applicable Servicing Criteria identifies the individual transactions and securities defined by management as constituting the CMBS Platform. Management is responsible for the Company's compliance with the servicing criteria. Our responsibility is to express an opinion on managements assessment about the Company's compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. Our examination included testing selected asset-backed transactions and securities that comprise the CMBS Platform, testing selected servicing activities related to the CMBS Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the


KPMG LLP is a Delaware limited liability partnership, the U.S. member of KPMG International Coooperative
("KPMG International"), a Swiss entity.


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period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.

As described in the accompanying Assessment of Compliance With the Applicable Servicing Criteria, for servicing criterion 1122(d)(4)(i), the Company has engaged a vendor to perform the activities required by this servicing criterion. The Company has determined that this vendor is not considered a "servicer" as defined in Item 1101(j) of Regulation AB, and the Company has elected to take responsibility for assessing compliance with the servicing criterion applicable to this vendor as permitted by Interpretation 17.06 of the SEC Division of Corporation Finance Manual of Publicly Available Telephone Interpretations ("Interpretation 17.06"). As permitted by Interpretation 17.06, the Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendor's activities comply in all material respects with the servicing criterion applicable to the vendor. The Company is solely responsible for determining that it meets the SEC requirements to apply Interpretation 17.06 for the vendor and related criterion as described in management's Assessment of Compliance With the Applicable Servicing Criteria, and we performed no procedures with respect to the Company's eligibility to apply Interpretation 17.06.

In our opinion, management's assessment that the Company complied with the aforementioned servicing criteria as of and for the twelve months ended December 31, 2013 is fairly stated, in all material respects.


/s/ KPMG LLP


Chicago, Illinois
February 26, 2014